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                                                                    EXHIBIT 12

                                        THE SUMMIT BANCORPORATION
                            COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                               (Unaudited)
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                                                                                   NINE MONTHS ENDED
                                                                                     SEPTEMBER 30,
                                                                                  -------------------
                                                                                  1995         1994
                                                                                 ------       ------
                                                                                    (IN THOUSANDS)
EARNINGS:
Net Income  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     $ 53,352     $  7,857
Applicable Income Taxes . . . . . . . . . . . . . . . . . . . . . . . . . .       29,524        7,351
Fixed Charges, Excluding Interest on Deposits . . . . . . . . . . . . . . .       25,661       20,014
                                                                                 -------      -------
     Total Earnings, Excluding Interest on Deposits . . . . . . . . . . . .      108,537       35,222
Interest on Deposits. . . . . . . . . . . . . . . . . . . . . . . . . . . .      110,279       76,061
                                                                                 -------      -------
     Total Earnings, Including Interest on Deposits . . . . . . . . . . . .     $218,816     $111,283
                                                                                 =======      =======

FIXED CHARGES:
Interest Expense, Excluding Interest on Deposits. . . . . . . . . . . . . .     $ 23,880     $ 17,849
One Third of Appropriate Net Rental Expense*. . . . . . . . . . . . . . . .        1,781        2,165
                                                                                  ------       ------

     Total Fixed Charges, Excluding Interest on Deposits. . . . . . . . . .       25,661       20,014
Interest on Deposits. . . . . . . . . . . . . . . . . . . . . . . . . . . .      110,279       76,061
                                                                                 -------       ------

     Total Fixed Charges, Including Interest on Deposits. . . . . . . . . .     $135,940     $ 96,075
                                                                                 =======       ======

RATIO OF EARNINGS TO FIXED CHARGES:
Excluding Interest on Deposits. . . . . . . . . . . . . . . . . . . . . . .         4.23X        1.76X
Including Interest on Deposits. . . . . . . . . . . . . . . . . . . . . . .         1.61         1.16


* Represents the portion of long-term operating lease payments deemed to be representative of the interest factor.




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